      As filed with the Securities and Exchange Commission on May 15, 2000
                                                        File No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            TERREMARK WORLDWIDE, INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

              DELAWARE                                  52-1989122
  -------------------------------           --------------------------------
  (State or other jurisdiction of           (I.R.S. Employer Identification)
   incorporation or organization)

                             2601 S. BAYSHORE DRIVE
                          COCONUT GROVE, FLORIDA 33133
                                 (305) 856-3200
--------------------------------------------------------------------------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)


                               Brian K. Goodkind
                  Executive Vice President and General Counsel
                            Terremark Worldwide, Inc.
                             2601 S. Bayshore Drive
                          Coconut Grove, Florida 33133
                                 (305) 856-3200
          ------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                          COPIES OF COMMUNICATIONS TO:
                              Paul Berkowitz, Esq.
                             Sheida R. Sahandy, Esq.
                             Greenberg Traurig, P.A.
                              1221 Brickell Avenue
                              Miami, Florida 33131
                                 (305) 579-0500

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
From time to time or at one time after this Registration Statement becomes effective

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
 Title of Each Class of Securities      Amount to be      Proposed Maximum Offering       Proposed Maximum           Amount of
         to be Registered                Registered          Price per Share (1)      Aggregate Offering Price    Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Shares, $0.001 par value (1)      147,262,179            $2.6563                     $391,172,526               $103,270
===================================================================================================================================


------------------
(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based on the average of the high and low prices as reported on the American Stock Exchange of the registrant's common stock on May 11, 2000.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================


The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                    SUBJECT TO COMPLETION, DATED MAY 15, 2000

                                   PROSPECTUS


                            TERREMARK WORLDWIDE, INC.

                                ----------------

                              147,262,179 SHARES OF
                                  COMMON STOCK

                                ----------------

         The selling securityholders named on page 9 may offer for sale up to 147,262,179 shares of our common stock.

         We will not receive any proceeds from the sale of the shares offered.

         Our common stock is listed on the American Stock Exchange under the symbol "TWW." On May 11, 2000, the closing price of the common stock was $2.625 per share.

         These securities involve a high degree of risk. See "Risk Factors" beginning on page 2 of this prospectus.

         The selling securityholders may sell, directly or through one or more underwriters, brokers, dealers or agents in one or more transactions in the market, all or a portion of the securities offered. Any underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of shares for whom they may act as agent. This compensation may be in excess of those customary in the types of transactions involved. See "Plan of Distribution."

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.







                  The date of this Prospectus is May __, 2000.

                                TABLE OF CONTENTS

Cautionary Note Regarding Forward-Looking Statements..............................................................      i
Prospectus Summary................................................................................................      1
Risk Factors......................................................................................................      2
Use of Proceeds...................................................................................................      8
Selling Stockholders..............................................................................................      9
Plan of Distribution..............................................................................................     10
Legal Matters.....................................................................................................     11
Where You Can Obtain Additional Information.......................................................................     11
Incorporation by Reference........................................................................................     11



              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains certain "forward-looking statements" based on our current expectations, assumptions, and estimates about us and our industry. These forward-looking statements involve risks and uncertainties. Words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may," and other similar expressions identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described in "Risk Factors" and elsewhere in this prospectus. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.






                                      (i)

                               PROSPECTUS SUMMARY

         We are a company that provides value-added telecommunications services to and from the Far East and has telecommunictions investments in the People's Republic of China. We initially focused our business on China because of China's large and rapidly growing need for telecommunications services and its requirement for foreign capital and technology to meet that need. More recently, we have formed a joint venture with Fusion Telecommunications International to provide telecom services, both voice and data, to and from Asia. We have also invested in IXS.NET, Inc. to provide fax services over the Internet, prepaid credit cards and other Internet Protocol based services. Our joint venture operations in six cellular networks in Hebei Province in Northeast China have been terminated. We continue to have a joint venture with the Electronics Industry Department of Hebei Province and are repositioning that joint venture with a view to providing Internet Protocol fax, voice and other services which can be transmitted over digital telephone lines or the Internet.

         We recently completed a merger with Terremark Holdings, Inc., a company engaged in the development, construction, sale, leasing, management and financing of various real estate projects since 1982. Pursuant to this merger, we changed our name from Amtec, Inc. to Terremark Worldwide, Inc. Terremark has provided services to private and institutional investors, as well as for its own account. The real estate projects with which Terremark has been involved have included retail, high rise office complexes, mixed use projects, condominiums, condominium hotels and governmental assisted housing. Terremark has also been involved in a number of ancillary businesses which complement its core development operation including brokering of financial services, property management, construction management, condominium hotel management, residential sales and commercial leasing and brokerage and advisory services. As part of the merger, we issued 78,539,830 shares of our common stock to Terremark shareholders.

         In connection with our merger with Terremark, we also sold 68,722,349 shares of our common stock to Vistagreen Holdings (Bahamas), Ltd., Paradise Stream (Bahamas) Limited and Morraine Investments Inc., which we refer to in this document as the Vistagreen Group, for $28,122,925.51, being the proceeds of payment of the promissory notes guaranteed by us and issued to the Vistagreen Group for the sale of the Terremark Centre, an office building in Miami, Florida, to us. We have since sold the building.

         We were originally founded as a Colorado corporation on May 10, 1982, and were reincorporated under the laws of the state of Delaware on July 10, 1996. Since April 1995, we have been engaged in the business of developing telecommunications networks in China. In January 1996, we sold substantially all of the assets of ITV Communications, Inc., our former primary operating subsidiary. On July 8, 1997, we changed our name to AmTec, Inc. from AVIC Group International, Inc. Pursuant to a merger completed on April 28, 2000 we changed our name from Amtec, Inc. to Terremark Worldwide, Inc. Our principal executive office is located at 2601 S. Bayshore Drive, 9th floor, Coconut Grove, Florida 33133. Our telephone number is (305) 856-3200.

         The shares being registered consist of:

         o 78,539,830 shares of common stock issued in connection with our merger with Terremark; and

         o 68,722,349 shares of common stock issued in connection with our stock purchase agreement with the Vistagreen Group.

                                  RISK FACTORS

         These securities are speculative in nature, involve a high degree of risk, and should not be purchased by anyone who cannot afford the loss of his or her entire investment. Prior to making an investment decision with respect to these securities, you should carefully consider, along with the other matters discussed in this prospectus, the risk factors set forth below. If any of the following risks actually occur, our business, financial condition, results of operations and prospects may be seriously harmed and the trading price of our common stock may decline. If any of these things happen, you may lose all or part of your investment.


RISKS RELATED TO OUR RECENT MERGER

         INTEGRATION OF THE OPERATIONS OF AMTEC AND TERREMARK MAY BE DIFFICULT AND MAY LEAD TO ADVERSE EFFECTS. Realization of the anticipated benefits of the merger will depend in part on whether we can integrate our operations in an efficient and effective manner. Successful integration will require combining the companies' respective:

         o        management cultures;

         o        strategic goals;

         o        boards of directors; and

         o        business development efforts.

         We may not accomplish this integration smoothly or successfully. The diversion of the attention of management to the integration effort could cause the interruption of, or a loss of momentum in, the activities of either or both of the companies' businesses. Furthermore, employee morale may suffer, and we may have difficulty retaining key managerial personnel. If we are unable to address any of the foregoing risks, it could materially our business and impair the value of our stock.

         THE MERGER HAS RESULTED AND WILL CONTINUE TO RESULT IN COSTS OF INTEGRATION AND TRANSACTION EXPENSES THAT COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS. If the benefits of the merger do not exceed the associated costs, our financial results could be adversely affected. Although we estimated that total transaction costs associated with the merger would be approximately $2 million, actual costs may substantially exceed our estimates. In addition, unexpected expenses associated with integrating the two companies may arise.

         WE HAVE RECENTLY, AS A RESULT OF THE MERGER, ADDED A NEW FOCUS TO OUR BUSINESS AND, IF WE ARE NOT SUCCESSFUL IN THIS BUSINESS, THE VALUE OF YOUR INVESTMENT MAY DECLINE. Our primary business will now involve both telecommunications and real estate. Because of this new focus, our results of operations to date may not reflect future results. In addition, we will encounter challenges and difficulties frequently encountered by early-stage companies in new and evolving markets. We may not successfully address any of these challenges and the failure to do so would seriously harm our business and operating results. These challenges include our:

         o        dependence on our telecommunications joint ventures;

         o        dependence on the growth of our new and evolving markets;

         o        need to expand our customer base;

         o        need to develop new services and projects;

         o        need to compete effectively;

         o        need to manage expanding operations;

         o need to establish strategic partnership, marketing and distribution arrangements; and

         o        dependence on key personnel.

         In addition, because of our lack of operating history in combining telecommunications and real estate operations, we have limited insight into trends that may emerge and affect our business. Addressing these challenges may require us to incur significant expenditures.

         THE MARKET FOR OUR COMMON STOCK IS HIGHLY VOLATILE. There may be no regular trading market for our common stock. The market price for our common stock may be significantly affected by such factors as our financial performance, the market price of our competitors' stock, or market conditions in general. Our common stock price has been volatile. During the past 12 months, our common stock has traded in a range between $0.8125 per share and $6.25 per share. As of May 8, 2000, the closing price of our common stock on the AMEX was $3.0625. These wide price fluctuations are not necessarily related to the operating performance of our company.

         WE PLAN ADDITIONAL INTERNATIONAL EXPANSION WHICH MAY SUBJECT US TO NUMEROUS RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS. To be successful, we believe we must expand our international operations. If successful, we will be subject to a number of risks associated with international business activities. These risks generally include:

         o        currency exchange rate fluctuations;

         o        unexpected changes in regulatory requirements;

         o        tariffs, export controls and other trade barriers;

         o longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

         o difficulties in managing and staffing international operations;

         o potentially adverse tax consequences, including restrictions on the repatriation of earnings;

         o        the burdens of complying with a wide variety of foreign laws;
                  and

         o        political instability.

         YOU SHOULD NOT EXPECT TO RECEIVE DIVIDENDS ON OUR COMMON STOCK. We have not paid dividends on our common stock to date and have no plans for paying dividends on the common stock in the foreseeable future. We have certain obligations to pay dividends in kind, which are to be paid in common stock to holders of the Series G preferred shares. Except for the dividends in kind which we will pay on the shares of issued and outstanding preferred stock, and cash or in-kind dividends which we may pay on other preferred stock that may be issued in the future that require dividends, we intend to retain any earnings to pay for the expansion of our business.


RISKS RELATED TO BOTH THE TELECOMMUNICATIONS AND REAL ESTATE OPERATIONS

         WE HAVE A HISTORY OF OPERATING LOSSES AND MAY NOT GENERATE SUFFICIENT REVENUE TO ACHIEVE PROFITABILITY. Prior to the merger, we incurred operating losses on a quarterly basis since inception. AmTec had net operating losses of $5.6 million during the fiscal year ended March 31, 1999 and $2.1 million for the nine months ended December 31, 1999. AmTec had no revenues in 1999, 1998 or 1997. In light of our operating history, we can not assure you when, if ever, we would be able to achieve profitability from the telecommunication operations. Terremark, prior to our merger, had operating income of $624,000 during the fiscal year ended March 31, 1999 and incurred operating losses of $3.3 million for the nine months ended December 31, 1999. Terremark had a retained deficit of $9.2 million as of December 31, 1999. We may not be able to generate enough revenue to achieve profitability in the event of continued or growing operating losses from our telecommunications or real estate operations.

         OUR INABILITY TO SECURE ADDITIONAL FUNDING COULD LEAD TO LOSS OF YOUR INVESTMENT. Our current resources will be sufficient to meet our capital needs for at least one year. After that, we will require additional resources in order to fulfill our business plan. There is no guarantee that we will be able to obtain additional financing on favorable terms, if at all. Further, if we issue equity securities, the ownership percentage of our stockholders would be reduced and the holders of new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If we cannot raise funds needed on acceptable terms, we may not be able to take advantage of future opportunities or to respond to competitive pressures or unanticipated requirements, which could materially harm our business, operating results and financial condition.

         WE ARE DEPENDENT ON KEY PERSONNEL. We are highly dependent on the services of Manuel D. Medina, our Chairman. The loss of the services of Mr. Medina could materially harm our business. The merger and integration of the separate businesses, and our potential growth and expansion, are expected to place increased demands on our management skills and resources. We cannot assure you that we will be able to retain and attract skilled and experienced management. The failure to attract and retain personnel could materially harm our business and impair the price of our stock.

         WE WILL FACE POTENTIAL VOLATILITY IN OUR STOCK PRICE. The market prices for telecommunications and real estate companies have in the past been and can in the future be expected to be especially volatile. The market price of our common stock will continue to be subject to substantial volatility as a result of many factors, including:

         o regulatory changes and developments that affect either component of our business;

         o establishment of additional corporate partnerships or joint ventures;

         o        economic and other external factors; and

         o fluctuations in our financial results and degree of trading liquidity in our common stock.

         One or more of these factors could significantly harm our business and decrease the price of our common stock in the public market.

         WE MAY FACE SUBSTANTIAL LIABILITIES FOR INDEMNIFICATION OF TAX OBLIGATIONS IF WE ARE OR BECOME A UNITED STATES REAL PROPERTY HOLDING CORPORATION. If our company was at the time of the merger or becomes a United States real property holding corporation as defined in Section 897(c)(2) of the U.S. Internal Revenue Code, while the Vistagreen Group continues to hold at least one percent of our common stock registered hereunder on its behalf, then we could be liable to the Vistagreen Group for any U.S. tax liability the Vistagreen Group incurs on dispositions of our common stock. The amount of this tax liability would depend on the amount of any gains the Vistagreen Group recognizes on dispositions of our common stock and on the effective U.S. tax rate payable by the Vistagreen Group at the time it recognizes those gains.


RISKS FACTORS SPECIFIC TO OUR TELECOMMUNICATIONS BUSINESS

         WE COULD BE SUED AS A RESULT OF AN UNCOMPLETED TRANSACTION. During 1998, AmTec entered into an agreement to acquire an investment in a cable television network venture located in Hunan province, PRC, from United International Holdings or UIH. AmTec terminated the agreement because, among other reasons, the closing had not occurred by December 31, 1999 through no fault of AmTec. On December 30, 1999, UIH had indicated that it was ready to close the agreement. Should UIH seek judicial relief to require us to close, its superior financial resources could limit our ability to defend ourself. We believe that AmTec had clear rights to terminate the agreement.

         CHINA TELECOMMUNICATIONS REGULATIONS COULD IMPACT OUR BUSINESS. Chinese laws and regulations have prohibited foreign investors and foreign invested enterprises from owning or operating telecommunication networks in China. Since the fall of 1998, the Chinese government has taken a number of actions which have changed the legal environment in which AmTec is operating in China:

         o        preparing a new telecommunications law not yet issued; and

         o        seeking admission to the World Trade Organization.

         The result of these actions is difficult to predict since negotiations with relevant parties are ongoing and political uncertainties exist in China. Among other possibilities:

         o we may be unable to convert returns of or on its investment it receives, if any, to U.S. currency or repatriate funds from China;

         o the new telecommunications law may facilitate entry into telecommunications businesses in China by national and international entities and increase competition; and

         o WTO accession will require China to abide by certain rules which assures foreign investors minimum direct ownership percentages in licensed telecommunications operators and may foster competition from Chinese or foreign telecommunications operators or investors.

         The result of the foregoing may have a material adverse effect on us.

         A number of regulatory bodies in China seek to control and regulate the Internet; most notably, the Ministry of Information Industry, which combines the former Ministry of Posts & Telecommunications, Ministry of Electronics Industry and Ministry of Radio, Film and Television, and regulates the telecommunications and information industries. In addition, China Telecom, under direct authority of the Ministry of Information and Industry, has significant control over the development of the Internet infrastructure in China as it owns China's largest Internet backbone and operates telecoms and datacomms services.

         INTERNET REGULATION IN CHINA IS UNCLEAR, AND NO SINGLE REGULATORY ACT HAS BEEN PROMULGATED TO GOVERN THE INTERNET IN CHINA. Consequently, our ability to operate or invest in Internet-based services is unclear. To date, Chinese Internet operating licenses have been available to Chinese companies only. Through our joint venture with Fusion Communications and alliance with IXS.NET, we seek to participate in Internet-based businesses in China. If the Chinese government liberalizes its policy toward foreign participation in Internet operating licenses, it could substantially increase competition in the markets where our strategic partners operate. The Chinese government, while currently open to joint ventures, could at any time restrict operations or expropriate foreign participants' assets in China. Furthermore, China Telecom has challenged the ability of Internet service providers to provide Internet telephone and fax services. This action could have materially adverse consequences to the company's business and financial condition.

         On November 15, 1999, the United States and China reached a trade agreement whereby China agreed to reduce tariffs on various industrial and agricultural products and lift many of the barriers that prevent US companies from doing business in China. Under the agreement, China agreed, among other things to permit:

         o        foreign entities to invest in Chinese Internet businesses; and

         o foreign entities to own up to 49% of Chinese telephone service providers, which would increase up to 50% in two years.

         The United States agreed that in return for these concessions, that it would support China's entry into the World Trade Organization, the group that sets the rules for international commerce. Entry into the WTO would give China access to international economic protections, such as protection from unfair trade practices abroad, but also would impose a body of rules on China's internal economy and put China under the jurisdiction of international courts that enforce the World Trade Organization's rules. The agreement is subject to approval by the United States Congress. We cannot predict the impact of the new trade agreement between China and the United States.

         China also must negotiate trade agreements with each of the European Union and Japan in order to gain the support of these groups to China's entry into the WTO.

         It is impossible to predict how entry into the World Trade Organization would affect China's economy or the manner in which it conducts business domestically and internationally.

         WE HAVE LIMITED OPERATING CONTROL IN OUR JOINT VENTURE. Because we do not have majority voting rights in certain of our joint ventures, we cannot completely control or direct the operation of these entities. In addition, our ability to derive revenues from each joint venture depends upon our ability to receive distributions, so it is possible that we may receive little or no revenue from our joint ventures.

         POLITICAL RISKS IN CHINA MAY ADVERSELY AFFECT OUR BUSINESS OPERATIONS. China has been a socialist state since 1949 and is controlled by the Communist Party of China. Changes in the political leadership of China may have a significant effect on laws and policies related to the current economic reforms program. These changes may also affect other policies affecting business and the general political, economic and social environment in China, including the introduction of measures to control inflation, changes in the rate or method of taxation and imposition of additional restrictions on currency conversion, remittances abroad and foreign investment. These effects could substantially impair our business, profits or prospects in China. In addition, economic reforms and growth in China have been more successful in some provinces than in others. The continuation or increases of such disparities could affect the political or social stability of China.

         TECHNOLOGICAL ADVANCES MAY MAKE OUR TELECOMMUNICATIONS OPERATIONS OBSOLETE. The market in the telecommunications industry is characterized by rapidly changing technology. Technologies developed by others may render obsolete or otherwise significantly diminish the value of the business operations of the joint ventures in which we participate.

         WE FACE SEVERE COMPETITION. The Internet service provider market is highly competitive in China. There are five national ISPs owned and operated by the national government. There are over 150 private ISPs licensed to operate in various provinces. Thus, privately owned ISPs often compete with government owned or affiliated ISPs. The playing field is unequal, with government-affiliated ISPs having access to subsidized dial up lines, leased lines and Internet bandwidth. Our strategic partners may face severe competition as the Internet develops in China.


RISK FACTORS SPECIFIC TO OUR REAL ESTATE BUSINESS

         ECONOMIC, INTEREST RATES AND OTHER CONDITIONS GREATLY IMPACT THE REAL ESTATE MARKET. It is possible that our real estate operations will not generate income sufficient to meet our operating expenses or will generate income and capital appreciation, if any, at a rate less than that anticipated or available through comparable real estate or other investments.

         The real estate industry is cyclical and affected by changes in general and local economic and other conditions including employment levels, demographic considerations, availability of financing, interest rate levels, consumer confidence and real estate demand. In addition, developers are subject to various risks, many of them outside their control including competitive overbuilding, availability and cost of property, materials and labor, adverse weather conditions which can cause delays in construction schedules, cost overruns, changes in government regulations pertaining to building standards or environmental matters, increases in real estate taxes and other local government fees and acts of God, such as hurricanes and floods.

         We cannot predict whether interest rates will be at levels attractive to prospective tenants or buyers and any increase in interest rates could affect our business adversely.

         UP FRONT CASH REQUIREMENTS MAY CREATE CASH FLOW PROBLEMS. We develop real estate projects. Acquiring land and committing the financial and managerial resources to develop such projects involve significant risks. Before a development generates any revenue, material expenditures are required for items such as acquiring land, professional fees, construction, financing costs, sales and marketing.

         OUR REAL ESTATE INVESTMENTS ARE HIGHLY LEVERAGED AND WE MAY NOT BE ABLE TO MAKE THE DEBT SERVICE PAYMENTS. Our ability to make debt service payments in the future will be dependent on our operating results, which are subject to financial, economic and other factors affecting it that are beyond our control. We may acquire real estate in the future through debt financing. The degree to which we are leveraged could have an adverse impact on us, including:

         o increased vulnerability to adverse general economic and market conditions;

         o impaired ability to expand and to respond to increased competition;

         o impaired ability to obtain additional financing for future working capital, capital expenditures, general corporate or other purposes; and

         o significant portions of cash provided by operating activities must be used for the payment of debt obligations, thereby reducing funds available for operations and future business opportunities.

         A SIGNIFICANT PORTION OF OUR REAL ESTATE BUSINESS' FINANCING IS STRUCTURED AS BALLOON PAYMENTS, WHICH MAY BE HARDER FOR US TO PAY OFF. Most of our real estate project financings provide for the repayment of a significant part of the loan at maturity. These financings involve greater risks than financings structured such that the principal amount is amortized over the term of the loan because our ability to repay the outstanding principal amount at maturity may depend on our ability to obtain adequate refinancing or dispose of the assets before maturity, which in turn depend upon economic conditions in general and the value of the underlying properties in particular. Further, a shrinkage in value of the underlying property held as collateral for loans could result in a loss of the property by us through foreclosure and result in a possible deficiency judgment for the difference between the amount of the underlying debt and value of the collateral.

         INCREASES IN VARIABLE MORTGAGE RATES COULD NEGATIVELY IMPACT US. Most of our real estate business' borrowings are pursuant to agreements which provide for the periodic adjustment of the interest rate to be consistent with prevailing interest rates. An increase in prevailing interest rates would result in higher borrowing costs to us and, therefore, a reduction in income or, in extreme cases, project failure.

         MANAGEMENT CONTRACTS ARE GENERALLY CANCELLABLE ON SHORT NOTICE. In the real estate industry, third party contracts to manage buildings are generally subject to cancellation on 30 to 90 days notice. If our property management contracts with third parties were cancelled, there could be a material adverse impact on our results of operations.

         OUR GEOGRAPHIC CONCENTRATION EXPOSES US TO CERTAIN RISKS. Our real estate operations are situated primarily in South Florida. For fiscal 1999, all of Terremark's revenue and operating income were derived from operations in South Florida. Adverse general economic conditions in South Florida could have a material adverse impact on our operations. Although our planned expansion into other geographic areas may reduce our exposure to adverse developments in the South Florida economy, we may become subject to similar risks in new locations. In addition, as development of real estate is subject to local laws, we may not be in a position to fully comply with them which would adversely impact our business.

         THE OCCURRENCE OF UNINSURED LOSSES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION. We carry comprehensive insurance with respect to our properties and operations. However, there are certain types of losses, generally of a catastrophic nature, such as significant construction defects, hurricanes, floods or war, which are either uninsurable or not economically insurable. In the event of such a disaster, we could lose both our capital investment in certain properties and the anticipated profits from such properties. In addition, we may have liability for services it renders to others if those services are negligently provided and losses are sustained. We carry errors and omissions insurance for some of its service operations, but for some other types of losses (e.g. general contracting), that insurance is either not available or not economical.

         WE MAY NOT BE ABLE TO COMPETE IN THE HIGHLY COMPETITIVE REAL ESTATE MARKET. The real estate development industry is highly competitive and fragmented.

         We compete in the acquisition of property with many other entities engaged in real estate investment activities, including real estate investment trusts and insurance companies, many of which have greater assets and financial resources than we do. There may be intense competition in obtaining properties of the type in which we intend to invest. The number of entities and the amount of funds available for investment in properties of a type suitable for investment by us may increase, resulting in increased competition for those investments. Competition among purchasers of real property may result in increases in the prices paid for real property investments.

         In our construction and development activities, we compete for buyers and tenants. We face similar intense competition in our brokerage, property management and advisory and consulting businesses from well established local and national organizations which specialize in the provision of those services.

         GOVERNMENTAL REGULATION MAY ADVERSELY IMPACT OUR BUSINESS. We are subject to a variety of federal, state and local statutes, ordinances, rules and regulations concerning land use. Land use and zoning laws can vary greatly and may result in delays, cause us to incur substantial compliance and other costs and prohibit or severely restrict development in certain regions or areas, any of which could have an adverse effect on our business and results of operations. In developing real estate, we must obtain the approval of numerous government authorities regulating such matters as permitted land uses and levels of density and the installation of utility services such as water and waste disposal. Several authorities in Florida and other states have imposed impact fees as a means of defraying the cost of providing certain governmental services to developing areas and the amount of these fees has increased significantly during recent years. Many state laws require the use of specific construction materials which reduce the need for energy-consuming heating and cooling systems. Also, local governments, at times, declare moratoriums on the issuance of building permits and impose other restrictions for various reasons, including but not limited to, when sewage treatment facilities and other public facilities do not reach minimum standards.

         TO VARYING DEGREES, CERTAIN PERMITS AND APPROVALS WILL BE REQUIRED TO COMPLETE THE RESIDENTIAL DEVELOPMENTS CURRENTLY BEING PLANNED BY US. Our ability to obtain necessary approvals and permits for these projects is often beyond our control, and could restrict or prevent the development of otherwise desirable property. The length of time necessary to obtain permits and approvals increases the carrying costs of unimproved property acquired for the purpose of development and construction. In addition, the continued effectiveness of permits already granted is subject to factors such as changes in policies, rules and regulations and their interpretation and application.

         LIABILITY RELATING TO ENVIRONMENTAL CONTAMINATION MAY ADVERSELY IMPACT OUR BUSINESS. Applicable laws impose strict liability on property owners to remediate environmental contamination found on land they own. This means that we can be liable regardless of how or when the contamination occurred, even if the contamination occurred before our purchase of such land. As an owner of real estate, we may be held responsible for remediation of this kind. Although we engage environmental engineers to evaluate real estate before a purchase, such evaluations are not capable of detecting all contamination. Insurance for these risks is either not available or not economical.


                                USE OF PROCEEDS

         We will not receive any proceeds from the sale by the selling stockholder of any of the shares offered hereby. We will pay all of the costs of this offering.

                              SELLING STOCKHOLDERS

         The following table sets forth information with respect to the selling stockholders as of May 1, 2000. Except as otherwise disclosed, the selling stockholders do not have and within the past three years have not had any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling stockholders may offer all or some portion of the shares pursuant to this prospectus, we cannot give an estimate as to the number of shares that the selling stockholders will hold upon termination of any of these sales. In addition, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which it provided the information to us regarding its shares, in transactions exempt from the registration requirements of the Securities Act.

                                                                                                              Percentage of
                                                                                   Number of Shares              Shares
                                        Number of Shares                          Beneficially Owned           Beneficially
                                          Beneficially       Number of Shares       Offered After              Owned After
Selling Stockholder                        Owned (1)             Offered            Offering (1)(2)           Offering (1)(2)
-------------------                     ---------------      ----------------     -----------------           ---------------
Paradise Stream (Bahamas) Limited         54,290,655            54,290,655                     0                     0%

TCO Company Limited                       34,094,139            34,094,139                     0                     0

Manuel D. Medina                          32,197,913            32,169,913                28,000                     *

Vistagreen Holdings (Bahamas), Ltd         7,818,473             7,818,473                     0                     0

Moraine Investments, Inc.                  6,613,221             6,613,221                     0                     0

ATTU Services, Inc.                        4,186,173             4,186,173                     0                     0

Michael Katz                               3,055,830             3,015,930                39,900                     *

Brian Goodkind                             2,269,801             2,269,801                     0                     0

AJR, LLC                                   1,027,301             1,027,301                     0                     0

Irving A. Padron, Jr                         516,151               513,651                 2,500                     *

Edward Jacobson                              513,651               513,651                 2,000                     *

William Biondi                               513,651               513,651                     0                     0

Willy Bermello                               235,620               235,620                     0                     0



* Less than 1%

(1) Except as otherwise noted, we determine beneficial ownership in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities and Exchange Act of 1934, as amended. We treat shares of common stock issuable pursuant to options, warrants and convertible securities, to the extent these securities are currently exercisable or convertible within 60 days of May 1, 2000, as outstanding for computing the percentage of the person holding such securities. Unless otherwise noted, each identified person or group possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. We treat shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days as outstanding only to determine the number and percent owned by such person or group.

(2) Assuming that all shares offered here are sold but no other securities held by the selling securityholder are sold.

                              PLAN OF DISTRIBUTION

         We are registering the shares on behalf of the selling stockholders which includes transferees among such selling stockholders, donees and pledgees receiving shares from them after the date of this prospectus. The selling stockholders have advised us that they may sell their shares offered here to purchasers directly. Alternatively, the selling stockholders may offer the shares to or through underwriters, brokers/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders or the purchasers of shares for whom they may act as agents. The selling stockholders and any underwriters, brokers/dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any profit realized by them on the sale of such shares and any discounts, commissions, concessions or other compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act. This compensation may be in excess of that customary in the types of transactions involved.

         Each of the selling stockholders has agreed, except as provided below, not to sell, or otherwise dispose of any interest in the common stock that we are registering before April 27, 2001. This does not preclude open market sales in amounts that would be permitted under SEC Rule 145 as if that rule applied. Generally, Rule 145 allows the sale of the greater of, in any three month period, the outstanding shares or the average trading volume of our shares on the AMEX during the four weeks prior to filing a notice of sale with the SEC. The selling stockholders are also permitted to make sales or otherwise dispose of any interest in the common stock we are registering before April 27, 2001 to any other selling stockholder or any affiliate of any selling stockholder.

         The selling stockholders have advised us that they may sell the shares in one or more transactions:

         o        at fixed prices;

         o        at market prices prevailing at the time of sale;

         o        at prices related to prevailing market prices; and/or

         o at varying prices determined at the time of sale or at negotiated prices.

         The sale of shares may be effected in transactions (which may involve crosses or block transactions):

         o on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

         o        in the over-the-counter market;

         o in transactions otherwise than on such exchanges or in the over-the-counter market; or

         o        through the writing of options.

         Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Act may apply to their sales in the market.

         Upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, which supplement will disclose:

         o the name of each such selling stockholder and of the participating broker-dealer(s);

         o        the number of shares involved;

         o        the price at which such shares were sold;

         o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

         o that such broker-dealer(s) did not conduct any investigations to verify the information set out or incorporated by reference in this prospectus; and

         o        such other facts as may be material to the transaction.

         Pursuant to our agreement with the selling stockholders, we will pay all expenses of the registration of the shares, including, without limitation, commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling stockholders will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against certain civil liabilities, including certain liabilities under the Securities Act, or they will be entitled to the appropriate contribution.

                                  LEGAL MATTERS

         Greenberg Traurig, P.A. has passed upon the validity of the issuance of the shares being offered by this prospectus.

                                    EXPERTS

         The financial statements of Terremark Holdings, Inc. as of March 31, 1999 and 1998 and for each of the three years in the period ended March 31, 1999 incorporated in this prospectus by reference to the Proxy Statement of AmTec, Inc. dated March 24, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The financial statements incorporated in this prospectus by reference from AmTec, Inc.'s Annual Report on Form 10-K for the year ended March 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                   WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the materials we file with the Commission at the Commission's public reference room at 450 Fifth Street, N.W. Washington D.C. 20549 and at the Commission's regional offices in Chicago, Illinois and New York, New York. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the Commission, including us. The site's address is http://www.sec.gov. You can request copies of those documents, upon payment of a duplicating fee, by writing to the Commission.

                           INCORPORATION BY REFERENCE

         The Commission allows us to "incorporate by reference" in this prospectus other information we file with them, which means that we can disclose important information to you by referring you to those documents. This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. The information that we file later with the SEC will automatically update and supersede the information included in and incorporated by reference in this prospectus. We incorporate by reference the documents listed below which have been filed with the Commission and any future filings made with the Commission under Sections 13(a), 13 (c), 14, or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), until we sell all the securities offered by this prospectus:

         1. our annual report on Form 10-K for the year ended March 31, 1999,

         2. our quarterly reports on Form 10-Q for the periods ended June 30, 1999, September 30, 1999 and December 31, 2000;

         3. our definitive proxy statement on Form 14A dated March 24, 2000;

         4.       Current Report on Form 8-K filed May 3, 2000; and

         5.       Current Report on Form 8-K filed May 15, 2000.

         We have filed each of these documents with the Commission and they are available from the Commission's Internet site and public reference rooms described under "Where you can obtain additional available information about us" above. You may also request a copy of these filings, at no cost, by writing or calling us at the following address:

                               Brian K. Goodkind
                  Executive Vice President and General Counsel
                            Terremark Worldwide, Inc.
                             2601 S. Bayshore Drive
                          Coconut Grove, Florida 33133

   Telephone requests may be directed to Brian K. Goodkind at (305) 856-3200.

                               147,262,179 SHARES
                            TERREMARK WORLDWIDE, INC.
                                  COMMON STOCK


                                   PROSPECTUS

                                  May 15, 2000

--------------------------------------------------------------------------------

         No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this prospectus and, if given or made, any information and representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to its date.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         We estimate that expenses in connection with the distribution described in this registration statement will be as follows. All expenses incurred with respect to the distribution will be paid by us, and such amounts, with the exception of the Securities and Exchange Commission registration fees, are estimates.

SEC registration fee...................................................................        $ 103,270
American Stock Exchange................................................................           16,000
Accounting fees and expenses...........................................................           35,000
Legal fees and expenses................................................................           20,000
Printing and engraving expenses........................................................            5,800
Miscellaneous..........................................................................              930
                                                                                               ---------
Total..................................................................................        $ 181,000
                                                                                               =========




ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Pursuant to Section 102(b)(7) of the General Corporation Law of the State of Delaware, our certificate of incorporation eliminates the liability of our directors to us or our stockholders, except for liabilities related to breach of duty of loyalty, actions not in good faith, and certain other liabilities.

         Our certificate of incorporation, and bylaws provide for the indemnification of directors and officers to the fullest extent permitted by the General Corporate Law.

         Section 145 of the General Corporate Law authorizes indemnification when a person is made a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving as a director, officer, employee or agent of another enterprise, at the request of the corporation, and if such person acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe that his or her conduct was unlawful. If it is determined that the conduct of such person meets these standards, he or she may be indemnified for expenses incurred and amounts paid in such proceeding if actually and reasonably incurred by him or her in connection therewith.

         If such a proceeding is brought by or on behalf of the corporation (i.e., a derivative suit), such person may be indemnified against expenses actually and reasonably incurred if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. There can be no indemnification with respect to any matter as to which such person is adjudged to he liable to the corporation; however, a court may, even in such case, allow such indemnification to such person for such expenses as the court deems proper. Where such person is successful in any such proceeding, he or she is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases, indemnification is made by the corporation upon determination by it that indemnification of such person is proper because such person has met the applicable standard of conduct.

         In addition, we have adopted a form of indemnification agreement which provides the indemnitee with the maximum indemnification allowed under applicable law. As of the date of this prospectus, we have not entered into indemnification agreements with any of our directors, officers, employees or consultants. Since the Delaware statute is non-exclusive, it is possible that certain claims beyond the scope of the statute may be indemnifiable. The form indemnification agreement provides a scheme of indemnification which may be broader than that specifically provided by Delaware law. It has not yet been determined, however, to what extent the indemnification expressly permitted by Delaware law may be expanded, and therefore the scope of indemnification provided by the form indemnification agreements may be subject to future judicial interpretation.

         The indemnification agreement provides, in pertinent part, that we shall indemnify an indemnitee who is or was a party or is threatened, pending or completed action or proceeding whether civil, criminal, administrative or investigative by reason of the fact that the indemnitee is or was our director, officer, key employee or agent. We shall advance all expenses, judgments, fines, penalties and amounts paid in settlement (including taxes imposed on indemnitee on account of receipt of such payouts) incurred by the indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding as described above. The indemnitee shall repay such amounts advanced only if it shall be ultimately determined that he or she is not entitled to be indemnified by us. The advances paid to the indemnitee by us shall be delivered within 20 days following a written request by the indemnitee. Any award of indemnification to an indemnitee, if not covered by insurance, would come directly from our assets, thereby affecting a stockholder's investment.

         We have obtained directors' and officers' liability insurance with an aggregate liability for the policy year, inclusive of costs of defense, in the amount of $3,000,000.


ITEM 16. EXHIBITS

         The following exhibits, which are furnished with this registration statement or incorporated by reference, are filed as part of this registration statement:

         3.1           Restated Certificate of Incorporation of the Registrant
         3.2           Restated Bylaws of the Registrant
         5.1           Opinion of Greenberg Traurig, P.A.
         23.1          Consent of Deloitte & Touche LLP
         23.2          Consent of PricewaterhouseCoopers LLP
         24.1          Power of Attorney (contained in Part II)


------------------

ITEM 17.  UNDERTAKINGS

         (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (b) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement.

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3, and the information required to be included in a post-effective amendment is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in Miami, Florida on May 15, 2000.

                                       TERREMARK WORLDWIDE, INC.


                                       By: /s/ Manuel D. Medina
                                           ----------------------------
                                           Manuel D. Medina
                                           Chairman of the Board
                                           Chief Executive Officer

                        SIGNATURES AND POWER OF ATTORNEY

         Each person whose signature appears below hereby appoints Brian K. Goodkind his true and lawful attorney-in-fact with the authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this registration statement necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

                  Signature                                         Title                                Date
                  ---------                                         -----                                ----

/s/ Manuel D. Medina                            Chairman of the Board, Chief Executive Officer       May 15, 2000
---------------------------------------                      (Principal Executive)
Manuel D. Medina

/s/ Joseph R. Wright, Jr.                                          Director                          May 15, 2000
---------------------------------------
Joseph R. Wright, Jr.

/s/ Joel A. Schleicher                                             Director                          May 15, 2000
---------------------------------------
Joel A. Schleicher

/s/ Marvin S. Rosen                                                Director                          May 15, 2000
---------------------------------------
Marvin S. Rosen
                                                                   Director                          May 15, 2000
/s/ Kenneth I. Starr
---------------------------------------
Kenneth I. Starr

/s/ Timothy Elwes                                                  Director                          May 15, 2000
---------------------------------------
Timothy Elwes

/s/ Miguel Rosenfeld                                               Director                          May 15, 2000
---------------------------------------
Miguel Rosenfeld

/s/ Brian K. Goodkind                            Executive Vice President and General Counsel        May 15, 2000
---------------------------------------
Brian K. Goodkind

/s/ Irving A. Padron, Jr.                         Senior Vice-President and Chief Financial          May 15, 2000
---------------------------------------                       Officer
Irving A. Padron, Jr.


                                  EXHIBIT INDEX


     Exhibits
     --------

       3.1          Restated Certificate of Incorporation of the Registrant

       3.2          Restated Bylaws of the Registrant

       5.1          Opinion of Greenberg Traurig, P.A.

       23.1         Consent of Deloitte & Touche LLP

       23.2         Consent of PricewaterhouseCoopers LLP

       24.1         Power of Attorney (contained in Exhibit 5.1)


------------